EXHIBIT 99.1

The PMI Group, Inc.
Press Release

PMI Amended and Restated Credit Agreement Becomes Effective

WALNUT CREEK, Calif., May 29 /PRNewswire-FirstCall/ — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that it has satisfied all conditions precedent necessary for the Amended and Restated Credit Agreement (the “Amended Agreement”) to become effective and replace the existing Revolving Credit Agreement in its entirety.

As previously reported on May 8, 2009, the Amended Agreement reduces the size of the credit facility to $125 million and eliminates certain financial covenants and events of default previously contained in the facility, including the elimination of the maximum total debt to total capitalization percentage and maximum risk to capital ratio covenants, and the elimination of the financial strength ratings event of default. The Amended Agreement also revises the minimum Adjusted Consolidated Net Worth (as defined in the credit facility) requirement to be not less than $1.2 billion through June 30, 2009, $700 million from July 1, 2009 through December 31, 2009, and $500 million from January 1, 2010 through the maturity date of the facility of October 24, 2011.

Commenting on the Amended Agreement, Donald P. Lofe, Jr., PMI’s Chief Financial Officer and Chief Administrative Officer, said, “We are pleased to have satisfied the conditions precedent relating to the Amended Agreement and to continue our strong relationship with our syndicate of lenders, despite a difficult credit market. We appreciate the work of the Administrative Agent and all the respective lenders within the credit facility to secure this Amended Agreement to meet the needs of the Company. This Revolving Credit Agreement provides additional financial flexibility for PMI’s holding company through its scheduled maturity in October, 2011.”

Bank of America, N.A. is the Administrative Agent for the facility. The lender group remains unchanged and includes Bank of America, N.A, Citibank N.A., Sun Trust Bank N.A., Wachovia Bank, National Association, Goldman Sachs Lending Partners, LLC, JP Morgan Chase Bank, N.A. and The Bank of New York Mellon, N.A.
The Form of the Amended and Restated Credit Agreement can be found as an exhibit to the Form 10-Q that the Company filed with the Securities and Exchange Commission for the quarter ended March 31, 2009.

About The PMI Group, Inc.
The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA provides credit enhancement solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements herein, including our view of the additional flexibility provided by the Amended Agreement, by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•	Potential significant future losses as a result of changes in economic and market conditions, such as a deepening of the current economic recession; decreases in housing demand, mortgage originations or housing values; a further reduction in the liquidity in the capital markets or further contraction of credit markets; further increases in unemployment rates; changes in interest rates or consumer confidence; and/or changes in credit spreads;

•	our expectation that, as a result of continued losses, we will need to raise significant additional capital and that such additional capital may be necessary in 2009;

•	the risk that we may be unable to maintain minimum regulatory risk-to-capital and policyholders surplus requirements;

•	the limitations we have placed on new business writings and the concentration of our business among a relatively small number of large customers;

•	the potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•	the potential that our actual losses may substantially exceed our current loss reserve estimates or that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and PMI;

•	the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A loans, and adjustable rate and interest-only loans, which have resulted in increased losses in 2007 and 2008 and are expected to result in further losses;

•	the risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•	potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations pursuant to a capital support agreement.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 11, 2009, and of our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update forward-looking statements.

SOURCE PMI Group, Inc.

CONTACT:
Investors,
Bill Horning
of The PMI Group, Inc.,
+1-925-658-6193,
or
Media,
Tom Taggart
of The PMI Group, Inc.,
+1-925-658-6511

Web Site: http://www.pmigroup.com